CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated April 15, 2011,  relating to the financial statements and financial highlights which appear in the February 28, 2011 Annual Report to Shareholders of T. Rowe Price California Tax-Free Bond Fund and T. Rowe Price California Tax-Free Money Fund (comprising T. Rowe Price California Tax-Free Income Trust), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
June 24, 2011

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